Exhibit 10.1

Eterna Therapeutics Inc.
10355 Science Center Drive, Suite 150
San Diego, CA 92121

May 2, 2023

Andrew Jackson
Via email

RE:	Separation Agreement and General Release

Dear Andrew:

The purpose of this separation agreement (the “Separation Agreement”) is to memorialize the terms and conditions of your voluntary resignation from employment with Eterna Therapeutics Inc. (the “Company”) and its subsidiaries and affiliates (together with the Company collectively, the “Company Group”), as well as the termination of that certain Amended and Restated Executive Employment Agreement, dated May 10, 2022, by and between YOU (the terms “YOU” and “YOUR” refer to Andrew Jackson) and the Company (for clarity, as referenced in the Employment Agreement, the Company is formerly known as Brooklyn ImmunoTherapeutics, Inc.) (the “Employment Agreement”). The Company accepts YOUR voluntary resignation and agrees to report your resignation as a voluntary resignation on the applicable Form 8-K.  Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Employment Agreement.

To ensure that YOUR resignation from the Company occurs on mutually acceptable terms, this Separation Agreement, along with the General Release of Claims on Exhibit A, attached hereto and made a part hereof (the “General Release”), contains the binding terms and conditions with respect to YOUR resignation including, without limitation, the compensation, and benefits that will be provided to YOU by the Company.

Separation Date

The effective date of the resignation of YOUR employment with the Company, and the termination of the Employment Agreement, is May 4, 2023 (“Separation Date”).

Resignation as Officer and Director of the Company Group

YOU acknowledge and agree that, effective as of the Separation Date, YOU will be deemed to have resigned from all positions then held as an officer as well as a member of any board of directors or managers (or any similar governing body), and any committee thereto, throughout the Company Group.

Accrued Obligations

Whether or not YOU choose to sign this Separation Agreement and the General Release, the Company will pay to YOU any (a) accrued but unpaid base salary YOU have earned through the Separation Date, (b) accrued but unused paid time off through the Separation Date (c) reimbursement for unreimbursed business expenses properly incurred by YOU pursuant to the Company’s applicable expense reimbursement policy; and (d) any accrued but unpaid benefits provided under the Company’s employee benefit plans, subject to and in accordance with the terms of those plans, in each case, less applicable withholding and employment taxes, all of which shall be paid to YOU by the Separation Date or such other date as required under the applicable employee benefit plan.

For purposes of this Separation Agreement and the General Release, the amounts described above in this section shall be referred to as the “Accrued Obligations”.

Separation Benefits

In the event that YOU execute and deliver to the Company both the Separation Agreement and the General Release, and YOU do not revoke the General Release within the Revocation Period (as defined below), the following shall apply (subject to any timing restrictions as may be applicable under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)):

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Commencing on the first regular payroll date immediately following the end of the Revocation Period, the Company shall continue to pay to YOU YOUR annual base salary for a period of six (6) months thereafter (the “Severance Period”) in accordance with the Company’s normal payroll processing, for a total gross amount equal to $207,500 (less applicable income and employment tax withholdings).

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If YOU (or YOU and YOUR eligible dependents) timely and properly elects health insurance continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the entire cost of the COBRA premiums until the earlier of (i) the last day of the Severance Period or (ii) the termination of YOUR rights under COBRA; provided, for the avoidance of doubt, that such covered dependents participated in the Company’s health plans prior to such separation, and provided, further, that if at any time the Company determines that its payment of YOUR (or YOUR eligible dependents’) premiums would result in a violation of law, then in lieu of providing the premiums described above, the Company will instead pay YOU a fully taxable monthly cash payment in an amount equal to the applicable premiums for such month, with such monthly payment being made on the last day of each month for the remainder of the Severance Period.

For purposes of this Separation Agreement and the General Release, the benefits described above in this section shall be referred to as the “Separation Benefits”. Except for the Accrued Obligations, the payments from the Company to YOU pursuant to the terms of this Separation Agreement (including the Separation Benefits) are not provided as a raise, bonus, or condition of YOUR employment with the Company.

YOU acknowledge and agree that as of the Separation Date, this Separation Agreement and General Release shall supersede and replace all benefits, rights and obligations in connection with YOUR employment with the Company Group, including under the Employment Agreement (except for those terms in the Employment Agreement that are explicitly restated herein). Accordingly, YOU further acknowledge and agree that this Separation Agreement and the General Release sets forth all compensation and benefits to which YOU are entitled and shall be paid to YOU in full satisfaction thereof, in connection with your employment with the Company Group.

YOU also acknowledge and agree that the Separation Benefits to be paid under this Agreement is due solely from the Company and that Insperity PEO Services, L.P. (“Insperity”), the professional employer organization retained by the Company, has no obligation to pay the Severance benefits, even though its payment may be processed through Insperity.

Equity Awards

YOU acknowledge and agree that as of the Separation Date, one hundred percent (100%) of the stock option grant that was granted to you on June 3, 2022 (which specifically relates to 33,239 shares of the Company) is unvested and shall be immediately forfeited as of the Separation Date.

YOU acknowledge and agree that you do not have any rights with respect to any other equity awards or equity-based interests in the Company.

Agreement Preparation and Negotiation Fees

Upon submission of invoices and other applicable documentation reasonably requested by the Company, the Company shall reimburse you for reasonable attorneys’ fees and costs incurred by you in connection with your separation including the preparation and negotiation of this Separation Agreement and General Release, up to a maximum amount of $5,000.

Integration of Employment Agreement; Survival of Certain Provisions

As of the Separation Date, YOU acknowledge and agree that this Separation Agreement shall supersede and replace the Employment Agreement (which shall be deemed terminated as of the Effective Date), except for the following provisions that are specifically incorporated by reference herein (collectively, the “Survival Provisions”): Section 6 (Company Property); Section 9 (Protection of Confidential Information); Section 10 (Intellectual Property); Section 11 (Publicity; Non-disparagement), except the parties agree that nothing in this Separation Agreement or the Employment Agreement prevents YOU from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that YOU have reason to believe is unlawful; Section 20 (Dispute Resolution) and Section 21 (Indemnification) which shall remain in full force and effect except the parties agree that (a) individual claims under the Private Attorneys General Act (“PAGA”) can be subject to arbitration under that Section 20 and (b) the following claims are excluded from the scope of that Section 20: (i) claims under the National Labor Relations Act, (ii) those that constitute collective, representative claims under PAGA, unless applicable laws (whether now or in the future) permit such PAGA claims to be subject to arbitration; (iii) claims under the California Workers’ Compensation Act, (iv) claims for unemployment compensation benefits, (v) claims for benefits under a plan that is governed by the Employee Retirement Income Security Act of 1974, (vi) claims that are subject to the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act, or (vii) claims that are expressly prohibited from mandatory arbitration under applicable law. Accordingly, YOU further acknowledge and agree that (i) this Separation Agreement sets forth all compensation and benefits to which YOU are entitled under YOUR Employment Agreement; and (ii) in the event that YOU breach any of the Survival Provisions, the Separation Benefits shall cease immediately and YOU will no longer be entitled to such benefits.

Release Of Claims Against The Company Group

In exchange for and as a condition to receiving the Separation Benefits, YOU shall knowingly and willingly release the Company Group from any kind of claim YOU have arising out of or related to YOUR employment, the Employment Agreement and/or the termination of YOUR employment with the Company Group by executing the General Release attached hereto as Exhibit A.

YOU will be required to execute the General Release, and therefore agree to be bound by the terms and conditions thereof, no earlier than the Separation Date but no later than thirty (30) days after such Separation Date.

Cooperation/Assistance; Employment Verification

Cooperation and Assistance: Upon reasonable notice and at reasonable times, YOU agree to assist and cooperate with the Company, by telephone or video conference or otherwise, concerning business or legal related matters about which YOU possess relevant knowledge or information. Such cooperation shall only be provided at the Company’s specific request and will include, but not be limited to, assisting or advising the Company with respect to any business-related matters or any actual or threatened legal action (including testifying in depositions, hearings, and/or trials) about which YOU possess relevant knowledge or information. In addition, you agree to promptly inform the Company if any person or entity contacts YOU in an effort to obtain information about the Company. The Company agrees to reimburse YOU for all reasonable and necessary costs and expenses incurred in connection with such cooperation and will compensate YOU at a reasonable rate for time spent by YOU at the Company’s request in connection with such cooperation.

Employment Verification:  If requested, the Company agrees to provide a neutral reference for YOU consisting of dates worked and positions held. The Company may confirm YOU voluntarily resigned, but not elaborate on the reasons for the resignation or matters leading up to the separation. YOU agree to refer all such requests for references to the Company, c/o Donna Parkinson, HR Specialist, or any person who assumes the HR Specialist or similar role, should Ms. Parkinson leave the Company.

Severability; Entire Agreement; No Oral Modifications; No Waivers

If a court of competent jurisdiction determines that any of the provisions of this Agreement are invalid or legally unenforceable, all other provisions of this Agreement shall not be affected and are still enforceable. This Separation Agreement and the General Release are intended to be a single integrated contract expressing our entire understanding regarding the subjects it addresses. As such, it supersedes all oral and written agreements, promises, representations and discussions that occurred before the time YOU sign each of them except as to any obligations YOU may owe to the Company Group as described in the “Integration of Employment Agreement; Survival of Certain Provisions” section above that remain in effect and for the avoidance of doubt, no extrinsic evidence may be introduced in any judicial proceeding or arbitration involving this Separation Agreement. This Separation Agreement and the General Release may be amended or modified only by an agreement in writing signed by YOU and countersigned by an executive officer of the Company. The failure by the Company or YOU (i) to declare a breach, or (ii) to otherwise assert rights under this Agreement shall not be construed as a waiver of any of rights under this Separation Agreement and the General Release. This Separation Agreement and the General Release may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

Governing Law; Venue

This Separation Agreement and the General Release shall be governed by the laws of the State of California applicable to contracts executed and performed within that State and without respect to conflict of laws principles of such State that would require the application of the laws of any jurisdiction other than those of the State of California. The parties hereto irrevocably and unconditionally (i) agree that any suit, action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of California or the court of the United States, Southern District of California; and (ii) consent to the jurisdiction of each such court in any suit, action or proceeding.

Acknowledgements and Certifications

YOU acknowledge and certify that:

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YOU have read and YOU understand all of the terms of this Separation Agreement and the General Release on Exhibit A, and are not relying on any representation or statement, written or oral, not set forth in this Separation Agreement and the General Release;

•	YOU are signing this Separation Agreement, and shall sign the General Release, knowingly and voluntarily;

•	YOU have been advised to consult with an attorney before signing this Separation Agreement and the General Release;

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YOU have the right to consider the terms of this Separation Agreement and the General Release for 21 days; however, YOU do not have to take all 21 days to consider it, and if YOU take fewer than 21 days to review this Separation Agreement and the General Release, YOU expressly waive any and all rights to consider this Separation Agreement and the General Release for the balance of the 21-day review period; and

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the General Release includes a release of any claim YOU might have under the Age Discrimination in Employment Act (the “ADEA Claims”). For seven (7) days after signing the General Release, YOU have the right to revoke YOUR release of ADEA Claims (the “Revocation Period”). To revoke YOUR release of ADEA Claims, the revocation or rescission must be in writing and must be delivered by hand or sent by certified mail, return receipt requested, postmarked within the seven (7) day period, and properly addressed to the Chairman of the Company at 1035 Cambridge St Ste 18A, Cambridge MA 02141. Revoking YOUR release of ADEA Claims shall result in the invalidation of this Separation Agreement, in its entirety, as of such revocation date; and

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YOU and the Company each agree that any changes that have been made to this Separation Agreement and the General Release from the versions originally presented to YOU do not extend the 21-day period YOU have been given to consider this Separation Agreement and the General Release, whether those changes are deemed material or non-material.

IF YOU SIGN THIS DOCUMENT AND EXHIBIT A ATTACHED HERETO, IT BECOMES A LEGALLY ENFORCEABLE AGREEMENT EFFECTIVE ON THE DATE SIGNED BY THE COMPANY.

Dated: May 2, 2023	/s/ Andrew Jackson
ANDREW JACKSON

Dated: May 2, 2023	ETERNA THERAPEUTICS
INC.

By: /s/ Matthew Angel
Name: Matthew Angel
Title: CEO

EXHIBIT A

GENERAL RELEASE OF CLAIMS

1.          In exchange for the Separation Benefits described in that certain Separation and Release Agreement (the “Company”), dated May 2, 2023 (the “Separation Agreement”) to which this General Release of Claims is attached as Exhibit A thereto, Andrew Jackson (“Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, does hereby release and forever discharge the Company and its subsidiaries, affiliated companies, successors and assigns (together with Company, the “Company Group”) and Insperity PEO Services, L.P., the professional employer organization retained by the Company, and its current and former parent companies, subsidiaries and other affiliates (collectively, “Insperity”), and their respective current or former directors, officers, employees, shareholders, insurers or agents in such capacities (collectively with the Company Group and Insperity, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, and/or in connection with or arising under the Employment Agreement (as defined in the Separation Agreement), whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Executive acknowledges that the Company Group encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that he may have as of the date hereof. Executive further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits pursuant to the Separation Agreement, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification rights Executive may have as a former officer or director of the Company Group, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company Group in accordance with the terms of such policy, (v) any indemnification rights set forth in the parties’ prior Employment Agreement; and (vi) any rights as a holder of equity securities of the Company. This General Release is not intended to include, and does not affect a release of, claims for: (a) state disability and/or unemployment insurance benefits pursuant to the terms of applicable state law; (b) any benefit entitlements vested as of the date of the Executive’s termination, pursuant to written terms of any employee benefit plan; (c) continued participation in certain group benefit plans on a temporary basis to the extent eligible pursuant to the federal Consolidated Omnibus Budget Reconciliation Act of 1985 (commonly known as COBRA); and (d) any other claims that may not be waived or released pursuant to statute or other applicable law.

2.           Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment or under his Employment Agreement, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, that

a.          Nothing in this Agreement (i) prohibits or prevents the Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination, anti-harassment, or anti-retaliation laws; and (ii) is intended to or shall infringe upon Employee’s rights under Section 7 of the National Labor Relations Act. However, to the maximum extent permitted by law, the Executive agrees that if such an administrative claim is made to such an anti-discrimination, anti-harassment, or anti-retaliation agency, he shall not be entitled to recover any individual monetary relief or other individual remedies. In addition, nothing in this Agreement, including but not limited to the release of claims and non-disparagement clauses, prohibits the Executive from (A) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (B) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (C) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and\or the Occupational Safety and Health Administration. Moreover, nothing in this Agreement prohibits or prevents the Executive from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

b.           Executive shall not have relinquished his right to commence a Proceeding to challenge whether Executive knowingly and voluntarily waived his rights under ADEA.

3.          Executive acknowledges that Executive has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code section 1542, a statute that otherwise prohibits the release of unknown Claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR THE RELEASED PARTY.

Being aware of said code section, Executive agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect.

4.           Executive hereby acknowledges that the Company Group has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier. Executive also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke the release of ADEA claims by providing written notice of his revocation to the Company Group (the “Revocation Period”).

5.           Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of California applicable to contracts made and to be performed entirely within such State.

6.           Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this General Release of Claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

7.          This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive delivers written revocation(s) to the Company within the aforementioned Revocation Period.

/s/ Andrew Jackson
ANDREW JACKSON

May 2, 2023